EXHIBIT 23.1

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
TORONTO, MONTREAL, OTTAWA



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The undersigned, Schwartz Levitsky Feldman Ilp, Chartered Accountants hereby consents to the use of our name and use of our report of Independent Registered Public Accounting Firm dated December 30, 2004 except for notes 1 and 18 a), b),
c) as to which the date is January 20, 2005, note 19 as to which the date is March 22, 2005 and note 18 d) as to which the date is September 16, 2005 for China BAK Battery, Inc. (formerly known as Medina Coffee, Inc.) as filed with Amendment No. 3 to the Registration on Form SB - 2 being filed by the Company.






Toronto, Ontario, Canada                      /s/  Schwartz Levitsky Feldman llp
September 16, 2005                                         Chartered Accountants